FORM OF UNDERWRITING AGREEMENT


              THIS UNDERWRITING AGREEMENT, dated this ____ day of September, 1995, by and between Tomorrow Funds Retirement Trust, a Delaware business trust (the "Trust"), and Weiss, Peck & Greer, L.L.C., a New York limited liability company (the "Underwriter").


                                 W I T N E S S E T H

              WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of beneficial interest for offering under the Securities Act of 1933, as amended (the "1933 Act");

              WHEREAS, the Underwriter engages in the purchase and sale of securities both as a broker and a dealer and is registered as a broker-dealer with the Commission and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

              WHEREAS, the parties hereto deem it mutually advantageous that the Underwriter should act as Principal Underwriter, as defined in the 1940 Act, for the sale to insurance company separate accounts and certain other qualified investors ("eligible investors") of the shares of beneficial interest of the securities portfolio of each class of each series of the Trust which the Trustees may establish from time to time (individually, a "Portfolio" and collectively, the "Portfolios"); and

              NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Underwriter do hereby agree as follows:

              1. The Trust does hereby grant to the Underwriter the right and option to purchase shares of beneficial interest of each class of each Portfolio of the Trust (the "Shares") for sale to eligible investors, either directly or indirectly through other broker-dealers. The Underwriter is not required to purchase any specified number of Shares, but will purchase from the Trust only a sufficient number of Shares as may be necessary to fill unconditional orders received from time to time by the Underwriter for the benefit of eligible investors.

              2. The Underwriter shall offer Shares at an offering price based upon the net asset value of the Shares, to be calculated for each class of Shares as described in the Registration Statement, including the Prospectus, filed with the Commission and in effect at the time of the offering, plus any sales charges as approved by the Underwriter and the Trustees of the Trust and as further outlined in the Trust's Prospectus. The offering price shall be subject to any provisions set forth in the Prospectus from time to time with respect thereto, including, without limitation, rights of accumulation, letters of intention, exchangeability of shares, reinstatement privileges, net asset value purchases by certain persons and reinvestments of dividends and capital gain distributions.

              3. This Agreement shall terminate on any anniversary hereof if its terms and renewal have not been approved by a majority vote of the Trustees of the Trust voting in person, including a majority of its Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Underwriting Agreement (the "Qualified Trustees"), at a meeting of Trustees called for the purpose of voting on such approval. This Agreement may also be terminated at any time, without payment of any penalty, by the Trust on 60 days' written notice to the Underwriter, or by the Underwriter upon similar notice to the Trust. This Agreement may also be terminated by a party upon five (5) days' written notice to the other party in the event that the Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the Shares of the Trust. Finally, this Agreement may also be terminated by the Trust upon five (5) days' written notice to the Underwriter provided either of the following events has occurred: (i) the NASD has expelled the Underwriter or suspended its membership in that organization; or (ii) the qualification, registration, license or right of the Underwriter to sell Shares in a particular state has been suspended or cancelled in a state in which sales of the Shares of the Trust during the most recent 12 month period exceeded 10% of all Shares of the Trust sold by the Underwriter during such period.

              3. In the case of all Shares sold to investors through other broker-dealers, a portion of applicable sales charges, if any, will be reallowed to such broker-dealers who are members of the NASD or, in the case of certain sales by banks, exempt from registration with the Commission. The concession reallowed to broker-dealers shall be set forth in a written sales agreement and shall be generally the same for broker-dealers providing comparable levels of sales and service.

              4. The parties to this Agreement acknowledge and agree that all liabilities arising hereunder, whether direct or indirect, of any nature whatsoever, including without limitation, liabilities arising in connection with any agreement of the Trust or its Trustees as set forth herein to indemnify any party to this Agreement or any other person, if any, shall be satisfied out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust's Certificate of Trust, as amended from time to time, is on file in the Office of Secretary of State of the State of Delaware, and a copy of the Trust's Declaration of Trust, as amended from time to time, has been provided to the Underwriter. The Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of Shares of the Trust.

              5. The compensation for the services of the Underwriter as a principal underwriter under this Agreement shall be (i) that part of the sales charge which is retained by the Underwriter after allowance of discounts to dealers as set forth in the Registration Statement, including the Prospectus, filed with the Commission and in effect at the time of the offering, as amended, and (ii) those amounts payable to the Underwriter as reimbursement of expenses pursuant to any applicable distribution plan for the Trust which may be in effect. Nothing contained herein shall relieve the Trust of any obligation under its investment advisory agreement or administration agreement or any other contract with the Underwriter or any of its affiliates.

              5. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

              6. In the event of any dispute between the parties, this Agreement shall be construed according to the laws of The Commonwealth of Massachusetts provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, 1933 Act or any rule or order of the Securities and Exchange Commission thereunder.

              IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of day and year first above written.

         ATTEST:                            TOMORROW FUNDS RETIREMENT TRUST



         By:____________________________    By:____________________________

         Its:___________________________    Its:___________________________


         ATTEST:                            WEISS, PECK & GREER, L.L.C.



         By:____________________________    By:____________________________

         Its:___________________________    Its:___________________________